Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-230169) and related Prospectus of HealthStream, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2021 with respect to the consolidated financial statements of HealthStream, Inc. and the effectiveness of internal control over financial reporting of HealthStream, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 19, 2021